                                  LAKE FOREST
                               11402 EVANS STREET
                                OMAHA, NEBRASKA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 12, 2003

                                 PREPARED FOR:

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                       &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 27, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:  LAKE FOREST
     11402 EVANS STREET
     OMAHA, DOUGLAS COUNTY, NEBRASKA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 312 units with a total of 300,300 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 21.17775482 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 96% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
LAKE FOREST, OMAHA, NEBRASKA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 12, 2003 is:

                                  ($12,200,000)

                                Respectfully submitted,

                                AMERICAN APPRAISAL ASSOCIATES, INC.

June 27, 2003                   -s- Jeff W. Briggs
#053272                         ----------------------
                                Jeff W. Briggs, MAI
                                Engagement Director, Real Estate Group
                                Nebraska Certified General Real Estate Appraiser
                                  #CG230072R

Report By:
Jeff W. Briggs

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
LAKE FOREST, OMAHA, NEBRASKA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                    VALUATION

Valuation Procedure .......................................................   18
Sales Comparison Approach .................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
LAKE FOREST, OMAHA, NEBRASKA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Lake Forest
LOCATION:                         11402 Evans Street
                                  Omaha, Nebraska

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               fee simple

DATE OF VALUE:                    May 12, 2003
DATE OF REPORT:                   June 27, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                           21.1777548209366 acres, or 922,503 square feet
  Assessor Parcel No.:            0139 1538 16; 0139 1598 16
  Floodplain:                     Community Panel No. 315274 0025 F (February 6,
                                  1991)
                                  Flood Zone AE, an area inside the floodplain.
Zoning:                           R2, R6, DR, DR-FP (Single Family Residential
                                  District (R2), Low Density Multiple Family
                                  Residential District (R6 & R6 PUD), Drainage
                                  (DR & DR-FP))

BUILDING:
  No. of Units:                   312 Units
  Total NRA:                      300,300 Square Feet
  Average Unit Size:              963 Square Feet
  Apartment Density:              14.7 units per acre
  Year Built:                     1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                 Market Rent
                     Square   -----------------    Monthly     Annual
     Unit Type        Feet    Per Unit   Per SF    Income      Income
-----------------------------------------------------------------------
1 Bd/1 Bath (1A10)     850      $520     $0.61    $ 81,120   $  973,440
2 Bd/1.5 Ba (2A20)   1,075      $640     $0.60    $ 99,840   $1,198,080
                                                  ---------------------
                                         Total    $180,960   $2,171,520
                                                  =====================

OCCUPANCY:                   96%
ECONOMIC LIFE:               45 Years
EFFECTIVE AGE:               25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
LAKE FOREST, OMAHA, NEBRASKA

REMAINING ECONOMIC LIFE:      20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

                                   [PICTURE]

               EXTERIOR - SIGNAGE AND VIEW FROM WEST MAPLE AVENUE

                                   [PICTURE]

                         EXTERIOR - APARTMENT BUILDING

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
LAKE FOREST, OMAHA, NEBRASKA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
LAKE FOREST, OMAHA, NEBRASKA

PART TWO - ECONOMIC INDICATORS

                                            Amount            $/Unit
                                        -------------       ----------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                 $2,171,520          $6,960
Effective Gross Income                  $2,284,838          $7,323
Operating Expenses                      $1,109,522          $3,556          48.6% of EGI
Net Operating Income:                   $1,112,916          $3,567

Capitalization Rate                     9.25%
DIRECT CAPITALIZATION VALUE             $11,900,000 *       $38,141 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                          10 years
2002 Economic Vacancy                   9%
Stabilized Vacancy & Collection Loss:   8%
Lease-up / Stabilization Period         N/A
Terminal Capitalization Rate            10.00%
Discount Rate                           11.50%
Selling Costs                           2.00%
Growth Rates:
  Income                                3.00%
  Expenses:                             3.00%
DISCOUNTED CASH FLOW VALUE              $12,400,000 *       $39,744 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE  $12,200,000         $39,103 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)    $29,545 to $48,817
  Range of Sales $/Unit (Adjusted)      $37,444 to $40,615
VALUE INDICATION - PRICE PER UNIT       $12,100,000 *       $38,782 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales    5.27 to 6.08
  Selected EGIM for Subject             5.40
  Subject's Projected EGI               $2,284,838
EGIM ANALYSIS CONCLUSION                $12,200,000 *       $39,103 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION        $11,900,000 *       $38,141 / UNIT

RECONCILED SALES COMPARISON VALUE       $12,000,000         $38,462 / UNIT

----------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
LAKE FOREST, OMAHA, NEBRASKA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                         $12,100,000
  NOI Per Unit                           $11,900,000
  EGIM Multiplier                        $12,200,000
INDICATED VALUE BY SALES COMPARISON      $12,000,000  $38,462 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:          $11,900,000
  Discounted Cash Flow Method:           $12,400,000
INDICATED VALUE BY THE INCOME APPROACH   $12,200,000  $39,103 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:     $12,200,000  $39,103 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
LAKE FOREST, OMAHA, NEBRASKA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 11402 Evans Street, Omaha, Douglas County, Nebraska. Omaha identifies it as 0139 1538 16; 0139 1598 16.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Jeff Briggs, MAI on May 12, 2003. Jeff W. Briggs, MAI made a personal inspection of the subject property, performed the research, valuation analysis and wrote the report. Jeff Briggs, MAI has extensive experience in appraising similar properties and meets the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 12, 2003. The date of the report is June 27, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
LAKE FOREST, OMAHA, NEBRASKA

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
   MARKETING PERIOD:       6 to 12 months
   EXPOSURE PERIOD:        6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP 4. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
LAKE FOREST, OMAHA, NEBRASKA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Omaha, Nebraska. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - North 90th Street
West  - North 120th Street
South - Blondo Street
North - Fort Street

MAJOR EMPLOYERS

Major employers in the subject's area include Offutt Air Force Base, Alergent Health, Omaha Public Schools, First Data Corporation Methodist Health System, Mutual of Omaha Companies, ConAgra Foods Inc., and Union Pacific Railroad. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
LAKE FOREST, OMAHA, NEBRASKA

                            NEIGHBORHOOD DEMOGRAPHICS

                                               AREA
                             ----------------------------------------
         CATEGORY            1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS      MSA
---------------------------------------------------------------------------------
POPULATION TRENDS
Current Population              11,579        82,147       186,606       729,638
5-Year Population               12,714        89,535       198,042       763,780
% Change CY-5Y                     9.8%          9.0%          6.1%          4.7%
Annual Change CY-5Y                2.0%          1.8%          1.2%          0.9%

HOUSEHOLDS
Current Households               5,347        35,155        76,296       282,018
5-Year Projected Households      6,057        38,880        82,269       298,876
% Change CY - 5Y                  13.3%         10.6%          7.8%          6.0%
Annual Change CY-5Y                2.7%          2.1%          1.6%          1.2%

INCOME TRENDS
Median Household Income       $ 50,314      $ 57,569      $ 58,160      $ 45,791
Per Capita Income             $ 25,130      $ 30,381      $ 29,064      $ 23,281
Average Household Income      $ 54,711      $ 71,004      $ 71,221      $ 60,232

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                             ----------------------------------------
         CATEGORY            1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS    MSA
-----------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting         55.37%        39.28%       32.16%      31.64%
5-Year Projected % Renting      48.74%        38.39%       32.08%      31.18%

% of Households Owning          40.73%        57.17%       64.38%      62.25%
5-Year Projected % Owning       47.78%        58.38%       64.72%      63.04%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
LAKE FOREST, OMAHA, NEBRASKA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - single family residential
South - single family residential
East  - commercial uses
West  - single family residential

CONCLUSIONS

The subject is well located within the city of Omaha. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
LAKE FOREST, OMAHA, NEBRASKA

                                 MARKET ANALYSIS

The subject property is located in the city of Omaha in Douglas County. The overall pace of development in the subject's market is more or less decreasing. There are no new units under construction in the subject's neighborhood as the area is effectively built out. The following table illustrates historical occupancy rates for the subject's market.

                                     HISTORICAL OCCUPANCY

  Period      Region    Submarket
---------------------------------
Fall 1998     95.0%       88.0%
Spring 1999   98.0%       N/A
Fall 1999     94.0%       94.0%
Spring 2000   94.0%       N/A
Fall 2000     94.0%       92.0%
Spring 2001   94.0%       N/A
Fall 2001     94.0%       93.0%
Spring 2002   93.0%       N/A
Fall 2002     93.0%       92.0%
Spring 2003   93.0%       92.0%

Source: Fall 2002 IREM, & Christopher Mustoe with C. Mustoe Appraisals

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market. Concessions in the market are not widespread but are showing up in some projects. Population growth in the area is still occurring, however, the current high unemployment rate probably promotes some doubling up or shared apartments. The economic uncertainty may also be forcing younger people to delay moving out on their own. As this market segment is historically one of the larger segments of apartment dwellers, future "pent-up" demand may be building up, hopefully to surface when the economy recovers.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

        Period           Region    % Change    Submarket    % Change
--------------------------------------------------------------------
Fall 2001 - 1 Bedroom     $536        -          $558           -
Fall 2002 - 1 Bedroom     $540       0.7%        $556         -0.4%
Fall 2001 - 2 Bedroom     $669      23.9%        $695         25.0%
Fall 2002 - 2 Bedroom     $681       1.8%        $704          1.3%

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
LAKE FOREST, OMAHA, NEBRASKA

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.                Property Name               Units   Ocpy.  Year Built          Proximity to subject
---------------------------------------------------------------------------------------------------------------
  R-1    Maple Manor                              259     90%      1968      1.8 miles east of the subject
  R-2    Laurelwood Apartment Homes & Townhomes   480     94%      1969      3.0 miles northeast of the subject
  R-3    Tudor Heights Apartments                 418     96%     1970s      1.3-miles northeast of the subject
  R-4    Hidden Valley Apartments Townhomes       246     96%      1978      1.2-miles northeast of the subject
  R-5    Picadilly Square Apartments              N/A     95%   Early 1980s  1 block south of the subject
Subject  Lake Forest                              312     96%      1973

While rents have declined or remained stable over the last two years, there has been a steady progression upward in rents going back to 1991. The data going back 10 years indicates rental rates that are growing in-line with inflation.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
LAKE FOREST, OMAHA, NEBRASKA

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                   21.1777548209366 acres, or 922,503 square feet
  Shape                       Irregular
  Topography                  Moderate slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
    Community Panel           315274 0025 F, dated February 6, 1991
    Flood Zone                Zone AE
  Zoning                      R2, R6, DR, DR-FP, the subject improvements
                              represent a legal conforming use of the site.

REAL ESTATE TAXES

                            ASSESSED VALUE -
                  ----------------------------------       TAX RATE /   PROPERTY
PARCEL NUMBER     LAND        BUILDING         TOTAL       MILL RATE     TAXES
--------------------------------------------------------------------------------
0139 1538 16;      NA       $10,020,100    $10,020,100     $0.02043     $204,685
0139 1598 16

IMPROVEMENT ANALYSIS
  Year Built                  1973
  Number of Units             312
  Net Rentable Area           300,300 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Brick or masonry
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              spa/jacuzzi, tennis court, gym room, tanning bed,
                              playground, detached garages, meeting hall,
                              laundry room, business office, and parking area.
  Unit Amenities              Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove,

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
LAKE FOREST, OMAHA, NEBRASKA

                              dishwasher, and oven.

Unit Mix:

                                       Unit Area
     Unit Type      Number of Units    (Sq. Ft.)
------------------------------------------------
1 Bd/1 Bath (1A10)        156              850
2 Bd/1.5 Ba (2A20)        156            1,075

Overall Condition              Average
Effective Age                  25 years
Economic Life                  45 years
Remaining Economic Life        20 years
Deferred Maintenance           None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 312-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
LAKE FOREST, OMAHA, NEBRASKA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
LAKE FOREST, OMAHA, NEBRASKA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
LAKE FOREST, OMAHA, NEBRASKA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
LAKE FOREST, OMAHA, NEBRASKA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                      COMPARABLE                      COMPARABLE
           DESCRIPTION                   SUBJECT                         I - 1                          I - 2
------------------------------------------------------------------------------------------------------------------------
  Property Name                   Lake Forest               Chalet Apartments & Townhomes     Orchard Park Apartments
LOCATION:
  Address                         11402 Evans Street        3810 North 108th Street           7805-7809 Harney Street
  City, State                     Omaha, Nebraska           Omaha, Nebraska                   Omaha, Nebraska
  County                          Douglas                   Douglas                           Douglas
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          300,300                   236,510                           33,910
  Year Built                      1973                      1978                              1980
  Number of Units                 312                       246                               44
  Unit Mix:                               Type       Total         Type               Total     Type               Total
                                  1 Bd/1 Bath (1A10)  156   1 Br/1 Ba - apts.           80    N/A
                                  2 Bd/1.5 Ba (2A20)  156   2 Br/1 Ba - apts.           16
                                                            1 Br/1 Ba - twnhm.          24
                                                            1 Br/1 Ba - twnhm.          20
                                                            1 Br/1.5Ba -twnhm.          52
                                                            2 Br/1.5Ba -twnhm.          17
                                                            2 Br/1.5Ba -twnhm.           8
                                                            2 Br/1.5Ba -twnhm.          12
                                                            2 Br/2.5 Ba-twnhm.           5
                                                            2 Br/2.5 Ba-twnhm.          12
  Average Unit Size (SF)          963                       961                               771
  Land Area (Acre)                21.1778                   23.2247                           1.7677
  Density (Units/Acre)            14.7                      10.6                              24.9
  Parking Ratio (Spaces/Unit)     0.00                      N/A                               1.64
  Parking Type (Gr., Cov., etc.)  Garage and open           Garage and open                   Garage and open
CONDITION:                        Average                   Average                           Average
APPEAL:                           Average                   Average                           Average
AMENITIES:
  Pool/Spa                        Yes/Yes                   Yes/Yes                           No/No
  Gym Room                        Yes                       Yes                               No
  Laundry Room                    Yes                       Yes                               No
  Secured Parking                 No                        No                                No
  Sport Courts                    Yes                       No                                No
  Washer/Dryer Connection         No                        Yes                               Yes
OCCUPANCY:                        96%                       94%                               93%
TRANSACTION DATA:
  Sale Date                                                 January, 2003                     July, 2002
  Sale Price ($)                                            $9,600,000                        $1,300,000
  Grantor                                                   Chalet Investments, LLP           LK Company LLC

  Grantee                                                   Hidden Valley Investments, LLC    J B Conway, Trustee
  Sale Documentation                                        Book 2231, Page 258               Book 2217, Page 325
  Verification                                              Confidential                      Confidential
  Telephone Number
ESTIMATED PRO-FORMA:                                          Total $      $/Unit     $/SF    Total $    $/Unit    $/SF
                                                              -------      ------     ----    -------    ------    ----
  Potential Gross Income                                    $1,979,362     $8,046     $8.37   $253,982   $5,772    $7.49
  Vacancy/Credit Loss                                       $  158,349     $  644     $0.67   $ 22,858   $  520    $0.67
                                                            ----------     ------     -----   --------   ------    -----
  Effective Gross Income                                    $1,821,013     $7,402     $7.70   $231,124   $5,253    $6.82
  Operating Expenses                                        $  905,772     $3,682     $3.83   $112,806   $2,564    $3.33
                                                            ----------     ------     -----   --------   ------    -----
  Net Operating Income                                      $  915,241     $3,720     $3.87   $118,318   $2,689    $3.49
                                                            ----------     ------     -----   --------   ------    -----
NOTES:                                                      Property contains 96 apt.         Expenses include $200/unit
                                                            units, 150 townhome units,        reserve. Exposure time was
                                                            & 15,494 SF comm. bldg. Expenses  less than 6 months.
                                                            include $200/u reserves
  PRICE PER UNIT                                                         $39,024                       $29,545
  PRICE PER SQUARE FOOT                                                  $ 40.59                        $38.34
  EXPENSE RATIO                                                             49.7%                         48.8%
  EGIM                                                                      5.27                          5.62
  OVERALL CAP RATE                                                          9.53%                         9.10%
  Cap Rate based on Pro Forma or Actual Income?
                                                                        PRO FORMA                     PRO FORMA

                                           COMPARABLE                     COMPARABLE                      COMPARABLE
           DESCRIPTION                       I - 3                          I - 4                            I - 5
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                   Brent Village Apartments       Fontenelle Hills Apartments  1001 Apartments
LOCATION:
  Address                         1402-1510 Buck Drive           200 Martin Drive             1001 North 90th Street
  City, State                     Bellevue, Nebraska             Bellevue, Nebraska           Omaha, Nebraska
  County                          Sarpy                          Sarpy                        Doughas
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          147,320                        379,819                      111,805
  Year Built                      1971                           1974                         1969
  Number of Units                 180                            338                          110
  Unit Mix:                          Type                Total      Type               Total    Type                 Total
                                  N/A                            N/A                          1 Br/1Ba                 55
                                                                                              2Br/2Ba                  55
                                                                                              3Br/2Ba                 110
  Average Unit Size (SF)          818                            1,124                        1,016
  Land Area (Acre)                9.2800                         35.0700                      4.5400
  Density (Units/Acre)            19.4                           9.6                          24.2
  Parking Ratio (Spaces/Unit)     N/A                            N/A                          N/A
  Parking Type (Gr., Cov., etc.)  Garage and open                Garage and open              Open, Covered
CONDITION:                        Fair                           Good                         Average
APPEAL:                           Average                        Average                      Average
AMENITIES:
  Pool/Spa                        Yes/No                         Yes/No                       Yes/No
  Gym Room                        No                             Yes                          No
  Laundry Room                    Yes                            Yes                          Yes
  Secured Parking                 No                             No                           No
  Sport Courts                    No                             No                           No
  Washer/Dryer Connection         Yes                            Yes                          Yes
OCCUPANCY:                        95%                            97%                          95%
TRANSACTION DATA:
  Sale Date                       July, 2002                     May, 2001                    April, 2000
  Sale Price ($)                  $5,970,000                     $16,500,000                  $4,315,000
  Grantor                         Brent Village Associates, LLC  Continental Fontenelle Inc.  90th Street Associates
  Grantee                         BV Associates LLC              Haley Fontenelle Hills, LP   Keystone Properties III, L.L.C.
  Sale Documentation              Book 2002, Page 24483          Book 2002, Page 15007        Book 2150, Page 188
  Verification                    Confidential                   Confidential                 Confidential
  Telephone Number
ESTIMATED PRO-FORMA:                Total $    $/Unit    $/SF      Total $    $/Unit   $/SF   Total $     $/Unit     $/SF
                                  ----------   ------    -----   ----------   ------   -----  --------    ------     -----
  Potential Gross Income          $1,155,097   $6,417    $7.84   $2,969,923   $8,787   $7.82  $763,441    $6,940     $6.83
  Vacancy/Credit Loss             $   80,857   $  449    $0.55   $  207,895   $  615   $0.55  $ 53,441    $  486     $0.48
                                  ----------   ------    -----   ----------   ------   -----  --------    ------     -----
  Effective Gross Income          $1,074,240   $5,968    $7.29   $2,762,028   $8,172   $7.27  $710,000    $6,455     $6.35
  Operating Expenses              $  519,408   $2,886    $3.53   $1,196,293   $3,539   $3.15  $304,200    $2,765     $2.72
                                  ----------   ------    -----   ----------   ------   -----  --------    ------     -----
  Net Operating Income            $  554,832   $3,082    $3.77   $1,565,735   $4,632   $4.12  $405,800    $3,689     $3.63
                                  ----------   ------    -----   ----------   ------   -----  --------    ------     -----
NOTES:                            Expenses include $200/unit     Expenses include $200/unit   Expenses include $200/unit
                                  reserve. Exposure time was     reserve. Exposure time was   reserve. Exposure time is not
                                  less than 6 months. Property   approx. 12 months.           available.
                                  underwent moderate rehab.      Property was renovated.
  PRICE PER UNIT                             $33,167                        $48,817                    $39,227
  PRICE PER SQUARE FOOT                      $ 40.52                        $ 43.44                    $ 38.59
  EXPENSE RATIO                                 48.4%                          43.3%                      42.8%
  EGIM                                          5.56                           5.97                       6.08
  OVERALL CAP RATE                              9.29%                          9.49%                      9.40%
  Cap Rate based on Pro Forma or
   Actual Income?                           PRO FORMA                     PRO FORMA                    PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
LAKE FOREST, OMAHA, NEBRASKA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $29,545 to $48,817 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $37,444 to $40,615 per unit with a mean or average adjusted price of $38,977 per unit. The median adjusted price is $39,286 per unit. Based on the following analysis, we have concluded to a value of $39,000 per unit, which results in an "as is" value of $12,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
LAKE FOREST, OMAHA, NEBRASKA

SALES ADJUSTMENT GRID

                                                                      COMPARABLE                  COMPARABLE
              DESCRIPTION                   SUBJECT                     I - 1                       I - 2
------------------------------------------------------------------------------------------------------------------
  Property Name                      Lake Forest            Chalet Apartments & Townhomes  Orchard Park Apartments
  Address                            11402 Evans Street     3810 North 108th Street        7805-7809 Harney Street
  City                               Omaha, Nebraska        Omaha, Nebraska                Omaha, Nebraska
  Sale Date                                                 January, 2003                  July, 2002
  Sale Price ($)                                            $9,600,000                     $1,300,000
  Net Rentable Area (SF)             300,300                236,510                        33,910
  Number of Units                    312                    246                            44
  Price Per Unit                                            $39,024                        $29,545
  Year Built                         1973                   1978                           1980
  Land Area (Acre)                   21.1778                23.2247                        1.7677
VALUE ADJUSTMENTS                         DESCRIPTION            DESCRIPTION         ADJ.     DESCRIPTION     ADJ.
  Property Rights Conveyed           Fee Simple Estate      Fee Simple Estate         0%   Fee Simple Estate    0%
  Financing                                                 Cash To Seller            0%   Cash To Seller       0%
  Conditions of Sale                                        Arm's Length              0%   Arm's Length         0%
  Date of Sale (Time)                                       01-2003                   1%   07-2002              3%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                             $39,415                        $30,432
  Location                                                  Comparable                0%   Comparable           0%
  Number of Units                    312                    246                       0%   44                   0%
  Quality / Appeal                   Average                Superior                 -5%   Comparable           0%
  Age / Condition                    1973                   1978 / Average            0%   1980 / Average       0%
  Occupancy at Sale                  96%                    94%                       0%   93%                  0%
  Amenities                          Pool, tennis, garages  Comparable                0%   Comparable           0%
  Average Unit Size (SF)             963                    961                       0%   771                 25%
PHYSICAL ADJUSTMENT                                                                  -5%                       25%
FINAL ADJUSTED VALUE ($/UNIT)                                          $37,444                      $38,040

                                            COMPARABLE               COMPARABLE                    COMPARABLE
              DESCRIPTION                     I - 3                    I - 4                          I - 5
--------------------------------------------------------------------------------------------------------------------
  Property Name                      Brent Village Apartments  Fontenelle Hills Apartments  1001 Apartments
  Address                            1402-1510 Buck Drive      200 Martin Drive             1001 North 90th Street
  City                               Bellevue, Nebraska        Bellevue, Nebraska           Omaha, Nebraska
  Sale Date                          July, 2002                May, 2001                    April, 2000
  Sale Price ($)                     $5,970,000                $16,500,000                  $4,315,000
  Net Rentable Area (SF)             147,320                   379,819                      111,805
  Number of Units                    180                       338                          110
  Price Per Unit                     $33,167                   $48,817                      $39,227
  Year Built                         1971                      1974                         1969
  Land Area (Acre)                   9.2800                    35.0700                      4.5400
VALUE ADJUSTMENTS                       DESCRIPTION      ADJ.     DESCRIPTION         ADJ.     DESCRIPTION     ADJ.
  Property Rights Conveyed           Fee Simple Estate    0%   Fee Simple Estate       0%   Fee Simple Estate    0%
  Financing                          Cash To Seller       0%   Cash To Seller          0%   Cash To Seller       0%
  Conditions of Sale                 Arm's Length         0%   Arm's Length            0%   Arm's Length         0%
  Date of Sale (Time)                07-2002              3%   05-2001                 4%   04-2000              6%
VALUE AFTER TRANS. ADJUST. ($/UNIT)       $34,162                  $50,769                      $41,581
  Location                           Comparable           0%   Comparable              0%   Comparable           0%
  Number of Units                    180                  0%   338                     0%   110                  0%
  Quality / Appeal                   Comparable           0%   Superior               -5%   Superior            -5%
  Age / Condition                    1971 / Fair          0%   1974 / Good             0%   1969 / Average       0%
  Occupancy at Sale                  95%                  0%   97%                     0%   95%                  0%
  Amenities                          Comparable           0%   Comparable              0%   Comparable           0%
  Average Unit Size (SF)             818                 15%   1,124                 -15%   1,016                0%
PHYSICAL ADJUSTMENT                                      15%                         -20%                       -5%
FINAL ADJUSTED VALUE ($/UNIT)                $39,286                     $40,615                      $39,502

SUMMARY

VALUE RANGE (PER UNIT)          $37,444 TO $40,615
MEAN (PER UNIT)                 $38,977
MEDIAN (PER UNIT)               $39,286
VALUE CONCLUSION (PER UNIT)     $39,000

VALUE OF IMPROVEMENT & MAIN SITE                $12,168,000
  PV OF CONCESSIONS                            -$   114,000
VALUE INDICATED BY SALES COMPARISON APPROACH    $12,054,000
ROUNDED                                         $12,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
LAKE FOREST, OMAHA, NEBRASKA

                             NOI PER UNIT COMPARISON

                     SALE PRICE             NOI/      SUBJECT NOI
COMPARABLE  NO. OF   ----------           --------   -------------- ADJUSTMENT  INDICATED
    NO.     UNITS    PRICE/UNIT   OAR     NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
------------------------------------------------------------------------------------------
   I-1        246   $ 9,600,000   9.53%  $  915,241   $1,112,916       0.959     $37,415
                    $    39,024          $    3,720   $    3,567
   I-2         44   $ 1,300,000   9.10%  $  118,318   $1,112,916       1.327     $39,192
                    $    29,545          $    2,689   $    3,567
   I-3        180   $ 5,970,000   9.29%  $  554,832   $1,112,916       1.157     $38,381
                    $    33,167          $    3,082   $    3,567
   I-4        338   $16,500,000   9.49%  $1,565,735   $1,112,916       0.770     $37,590
                    $    48,817          $    4,632   $    3,567
   I-5        110   $ 4,315,000   9.40%  $  405,800   $1,112,916       0.967     $37,929
                    $    39,227          $    3,689   $    3,567

                PRICE/UNIT

  Low          High     Average     Median
$37,415       $39,192   $38,102     $37,929

  VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                 $    38,500
Number of Units                                  312

Value                                    $12,012,000
  PV of Concessions                     -$   114,000
                                         -----------
Value Based on NOI Analysis              $11,898,000
                             Rounded     $11,900,000

The adjusted sales indicate a range of value between $37,415 and $39,192 per unit, with an average of $38,102 per unit. Based on the subject's competitive position within the improved sales, a value of $38,500 per unit is estimated. This indicates an "as is" market value of $11,900,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
LAKE FOREST, OMAHA, NEBRASKA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                     SALE PRICE
COMPARABLE  NO. OF   ----------    EFFECTIVE   OPERATING              SUBJECT
   NO.      UNITS    PRICE/UNIT  GROSS INCOME   EXPENSE     OER    PROJECTED OER  EGIM
---------------------------------------------------------------------------------------
   I-1        246   $ 9,600,000   $1,821,013   $  905,772  49.74%                 5.27
                    $    39,024
   I-2         44   $ 1,300,000   $  231,124   $  112,806  48.81%                 5.62
                    $    29,545
   I-3        180   $ 5,970,000   $1,074,240   $  519,408  48.35%     48.56%      5.56
                    $    33,167
   I-4        338   $16,500,000   $2,762,028   $1,196,293  43.31%                 5.97
                    $    48,817
   I-5        110   $ 4,315,000   $  710,000   $  304,200  42.85%                 6.08
                    $    39,227

                    EGIM

Low        High       Average    Median
---        ----       -------    ------
5.27       6.08        5.70       5.62

      VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                            5.40
Subject EGI                                       $ 2,284,838

Value                                             $12,338,127
  PV of Concessions                              -$   114,000
                                                  -----------
Value Based on EGIM Analysis                      $12,224,127
                                      Rounded     $12,200,000

                      Value Per Unit              $    39,103

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 48.56% before reserves. The comparable sales indicate a range of expense ratios from 42.85% to 49.74%, while their EGIMs range from 5.27 to 6.08. Overall, we conclude to an EGIM of 5.40, which results in an "as is" value estimate in the EGIM Analysis of $12,200,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $12,000,000.

Price Per Unit                     $12,100,000
NOI Per Unit                       $11,900,000
EGIM Analysis                      $12,200,000

Sales Comparison Conclusion        $12,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
LAKE FOREST, OMAHA, NEBRASKA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
LAKE FOREST, OMAHA, NEBRASKA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                   Average
                    Unit Area  ----------------
 Unit Type          (Sq. Ft.)  Per Unit  Per SF  %Occupied
----------------------------------------------------------
1 Bd/1 Bath (1A10)     850       $534    $0.63     94.9%
2 Bd/1.5 Ba (2A20)    1075       $644    $0.60     96.2%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
LAKE FOREST, OMAHA, NEBRASKA

                                  RENT ANALYSIS

                                                              COMPARABLE RENTS
                                            ----------------------------------------------------
                                              R-1        R-2       R-3        R-4        R-5
                                            ----------------------------------------------------
                                                     Laurelwood              Hidden
                                                     Apartments   Tudor      Valley   Picadilly
                                             Maple     Homes &   Heights   Apartments  Square
                                             Manor    Townhomes Apartments Townhomes  Apartments
                                            ----------------------------------------------------
                                                           COMPARISON TO SUBJECT
                            SUBJECT SUBJECT ---------------------------------------------------
               SUBJECT UNIT ACTUAL  ASKING  Slightly  Slightly                        Slightly
 DESCRIPTION       TYPE      RENT    RENT   Inferior  Inferior   Similar    Similar   Superior   MIN   MAX   MEDIAN AVERAGE
---------------------------------------------------------------------------------------------------------------------------
Monthly Rent   1 Bd/1 BATH  $  534  $   517  $  535    $  490     $  465     $ 500      $  525  $ 465 $  535 $  500  $  503
Unit Area (SF) (1A10)          850      850     830       850        750       780         750    750    850    780     792
Monthly Rent
 Per Sq. Ft.                $ 0.63  $  0.61  $ 0.64    $ 0.58     $ 0.62     $0.64      $ 0.70  $0.58 $ 0.70 $ 0.64  $ 0.64

Monthly Rent   2 Bd/1.5 Ba  $  644  $   635  $  595    $  587     $  610     $ 580      $  650  $ 580 $  650 $  595  $  604
Unit Area (SF) (2A20)        1,075    1,075   1,000     1,025      1,050       850       1,100    850  1,100  1,025   1,005
Monthly Rent
 Per Sq. Ft.                $ 0.60  $  0.59  $ 0.60    $ 0.57     $ 0.58     $0.68      $ 0.59  $0.57 $ 0.68 $ 0.59  $ 0.60

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                  Market Rent
                                     Unit Area  ----------------   Monthly    Annual
    Unit Type       Number of Units  (Sq. Ft.)  Per Unit  Per SF   Income     Income
--------------------------------------------------------------------------------------
1 Bd/1 Bath (1A10)        156            850      $520    $0.61   $ 81,120  $  973,440
2 Bd/1.5 Ba (2A20)        156          1,075      $640    $0.60   $ 99,840  $1,198,080
                                                          ----------------------------
                                                          Total   $180,960  $2,171,520
                                                          ============================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
LAKE FOREST, OMAHA, NEBRASKA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR 2000       FISCAL YEAR 2001       FISCAL YEAR 2002       FISCAL YEAR 2003
                            -----------------------------------------------------------------------------------------
                                   ACTUAL                 ACTUAL                 ACTUAL           MANAGEMENT BUDGET
                            -----------------------------------------------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT
---------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income             $2,357,163   $7,555   $2,320,936    $7,439   $2,276,168    $7,295   $2,373,354    $7,607

  Vacancy                   $  263,182   $  844   $  199,296    $  639   $  157,997    $  506   $  129,800    $  416
  Credit Loss/Concessions   $  269,272   $  863   $  104,836    $  336   $   55,004    $  176   $   52,400    $  168
                            ----------------------------------------------------------------------------------------
    Subtotal                $  532,454   $1,707   $  304,132    $  975   $  213,001    $  683   $  182,200    $  584

  Laundry Income            $   26,294   $   84   $   24,455    $   78   $   27,174    $   87   $   39,931    $  128
  Garage Revenue            $   49,282   $  158   $   49,465    $  159   $   53,139    $  170   $        0    $    0
  Other Misc. Revenue       $  155,339   $  498   $  146,828    $  471   $  201,324    $  645   $  223,274    $  716
                            ----------------------------------------------------------------------------------------
    Subtotal Other Income   $  230,915   $  740   $  220,748    $  708   $  281,637    $  903   $  263,205    $  844
                            ----------------------------------------------------------------------------------------
Effective Gross Income      $2,055,624   $6,589   $2,237,552    $7,172   $2,344,804    $7,515   $2,454,359    $7,867

Operating Expenses
  Taxes                     $  177,510   $  569   $  169,019    $  542   $  216,407    $  694   $  176,389    $  565
  Insurance                 $   28,234   $   90   $   40,885    $  131   $   42,453    $  136   $   47,032    $  151
  Utilities                 $  193,224   $  619   $  217,386    $  697   $  181,411    $  581   $  151,832    $  487
  Repair & Maintenance      $  159,874   $  512   $  163,454    $  524   $  135,036    $  433   $  149,355    $  479
  Cleaning                  $   36,198   $  116   $   43,965    $  141   $   33,788    $  108   $        0    $    0
  Landscaping               $   35,905   $  115   $   31,035    $   99   $   31,913    $  102   $   79,040    $  253
  Security                  $    5,878   $   19   $    6,958    $   22   $    1,290    $    4   $        0    $    0
  Marketing & Leasing       $   66,314   $  213   $   44,948    $  144   $   41,133    $  132   $   41,960    $  134
  General Administrative    $  283,210   $  908   $  368,338    $1,181   $  284,674    $  912   $  318,387    $1,020
  Management                $  109,833   $  352   $  128,878    $  413   $  117,208    $  376   $  120,707    $  387
  Miscellaneous             $        0   $    0   $        0    $    0   $        0    $    0   $        0    $    0
                            ----------------------------------------------------------------------------------------
Total Operating Expenses    $1,096,180   $3,513   $1,214,866    $3,894   $1,085,313    $3,479   $1,084,702    $3,477

  Reserves                  $        0   $    0   $        0    $    0   $        0    $    0   $        0    $    0
                            ----------------------------------------------------------------------------------------
Net Income                  $  959,444   $3,075   $1,022,686    $3,278   $1,259,491    $4,037   $1,369,657    $4,390

                             ANNUALIZED YEAR 2003
                            ----------------------
                                 PROJECTION              AAA PROJECTION
                            ---------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT     TOTAL     PER UNIT     %
-------------------------------------------------------------------------------
Revenues
  Rental Income             $2,231,648   $7,153   $2,171,520   $6,960    100.0%

  Vacancy                   $  141,068   $  452   $  130,291   $  418      6.0%
  Credit Loss/Concessions   $  176,568   $  566   $   43,430   $  139      2.0%
                            --------------------------------------------------
    Subtotal                $  317,636   $1,018   $  173,722   $  557      8.0%

  Laundry Income            $   31,536   $  101   $   29,640   $   95      1.4%
  Garage Revenue            $   56,264   $  180   $   54,600   $  175      2.5%
  Other Misc. Revenue       $  215,336   $  690   $  202,800   $  650      9.3%
                            --------------------------------------------------
    Subtotal Other Income   $  303,136   $  972   $  287,040   $  920     13.2%
                            --------------------------------------------------
Effective Gross Income      $2,217,148   $7,106   $2,284,838   $7,323    100.0%

Operating Expenses
  Taxes                     $  176,604   $  566   $  210,600   $  675      9.2%
  Insurance                 $   49,328   $  158   $   45,240   $  145      2.0%
  Utilities                 $  304,132   $  975   $  202,800   $  650      8.9%
  Repair & Maintenance      $   95,884   $  307   $  137,280   $  440      6.0%
  Cleaning                  $   35,932   $  115   $   34,320   $  110      1.5%
  Landscaping               $    4,500   $   14   $   32,760   $  105      1.4%
  Security                  $        0   $    0   $        0   $    0      0.0%
  Marketing & Leasing       $   43,500   $  139   $   43,680   $  140      1.9%
  General Administrative    $  278,996   $  894   $  288,600   $  925     12.6%
  Management                $  112,368   $  360   $  114,242   $  366      5.0%
  Miscellaneous             $        0   $    0   $        0   $    0      0.0%
                            --------------------------------------------------
Total Operating Expenses    $1,101,244   $3,530   $1,109,522   $3,556     48.6%

  Reserves                  $        0   $    0   $   62,400   $  200      5.6%
                            --------------------------------------------------
Net Income                  $1,115,904   $3,577   $1,112,916   $3,567     48.7%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
LAKE FOREST, OMAHA, NEBRASKA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $200 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $200 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                 CAPITALIZATION RATES
           ----------------------------------
               GOING-IN           TERMINAL
           ----------------------------------
            LOW      HIGH      LOW      HIGH
           ----------------------------------
RANGE       6.00%   10.00%    7.00%    10.00%
AVERAGE         8.14%              8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
LAKE FOREST, OMAHA, NEBRASKA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.    SALE DATE     OCCUP.   PRICE/UNIT    OAR
-------------------------------------------------------
  I-1         Jan-03        94%      $39,024     9.53%
  I-2         Jul-02        93%      $29,545     9.10%
  I-3         Jul-02        95%      $33,167     9.29%
  I-4         May-01        97%      $48,817     9.49%
  I-5         Apr-00        95%      $39,227     9.40%
                                          High   9.53%
                                           Low   9.10%
                                       Average   9.36%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.25%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $12,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
LAKE FOREST, OMAHA, NEBRASKA

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 33
LAKE FOREST, OMAHA, NEBRASKA

DISCOUNTED CASH FLOW ANALYSIS

                                  LAKE FOREST

               YEAR                    APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009     APR-2010
            FISCAL YEAR                   1            2            3            4            5            6             7
-------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $2,171,520   $2,236,666   $2,303,766   $2,372,879   $2,444,065   $2,517,387   $2,592,908

  Vacancy                             $  130,291   $  134,200   $  138,226   $  142,373   $  146,644   $  151,043   $  155,575
  Credit Loss                         $   43,430   $   44,733   $   46,075   $   47,458   $   48,881   $   50,348   $   51,858
  Concessions                         $   86,861   $   44,733   $        0   $        0   $        0   $        0   $        0
                                      ----------------------------------------------------------------------------------------
    Subtotal                          $  260,582   $  223,667   $  184,301   $  189,830   $  195,525   $  201,391   $  207,433

  Laundry Income                      $   29,640   $   30,529   $   31,445   $   32,388   $   33,360   $   34,361   $   35,392
  Garage Revenue                      $   54,600   $   56,238   $   57,925   $   59,663   $   61,453   $   63,296   $   65,195
  Other Misc. Revenue                 $  202,800   $  208,884   $  215,151   $  221,605   $  228,253   $  235,101   $  242,154
                                      ----------------------------------------------------------------------------------------
    Subtotal Other Income             $  287,040   $  295,651   $  304,521   $  313,656   $  323,066   $  332,758   $  342,741

                                      ----------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $2,197,978   $2,308,650   $2,423,985   $2,496,705   $2,571,606   $2,648,754   $2,728,217

OPERATING EXPENSES:
  Taxes                               $  210,600   $  216,918   $  223,426   $  230,128   $  237,032   $  244,143   $  251,467
  Insurance                           $   45,240   $   46,597   $   47,995   $   49,435   $   50,918   $   52,446   $   54,019
  Utilities                           $  202,800   $  208,884   $  215,151   $  221,605   $  228,253   $  235,101   $  242,154
  Repair & Maintenance                $  137,280   $  141,398   $  145,640   $  150,010   $  154,510   $  159,145   $  163,919
  Cleaning                            $   34,320   $   35,350   $   36,410   $   37,502   $   38,627   $   39,786   $   40,980
  Landscaping                         $   32,760   $   33,743   $   34,755   $   35,798   $   36,872   $   37,978   $   39,117
  Security                            $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   43,680   $   44,990   $   46,340   $   47,730   $   49,162   $   50,637   $   52,156
  General Administrative              $  288,600   $  297,258   $  306,176   $  315,361   $  324,822   $  334,566   $  344,603
  Management                          $  109,899   $  115,433   $  121,199   $  124,835   $  128,580   $  132,438   $  136,411
  Miscellaneous                       $        0   $        0   $        0   $        0   $        0   $        0   $        0

                                      ----------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $1,105,179   $1,140,571   $1,177,092   $1,212,405   $1,248,777   $1,286,240   $1,324,827

  Reserves                            $   62,400   $   64,272   $   66,200   $   68,186   $   70,232   $   72,339   $   74,509

                                      ----------------------------------------------------------------------------------------
NET OPERATING INCOME                  $1,030,399   $1,103,807   $1,180,693   $1,216,114   $1,252,597   $1,290,175   $1,328,880

  Operating Expense Ratio (% of EGI)        50.3%        49.4%        48.6%        48.6%        48.6%        48.6%        48.6%
  Operating Expense Per Unit          $    3,542   $    3,656   $    3,773   $    3,886   $    4,002   $    4,123   $    4,246

               YEAR                    APR-2011     APR-2012     APR-2013     APR-2014
            FISCAL YEAR                   8            9            10           11
----------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $2,670,696   $2,750,817   $2,833,341   $2,918,341

  Vacancy                             $  160,242   $  165,049   $  170,000   $  175,100
  Credit Loss                         $   53,414   $   55,016   $   56,667   $   58,367
  Concessions                         $        0   $        0   $        0   $        0
                                      -------------------------------------------------
    Subtotal                          $  213,656   $  220,065   $  226,667   $  233,467

  Laundry Income                      $   36,453   $   37,547   $   38,673   $   39,834
  Garage Revenue                      $   67,151   $   69,166   $   71,241   $   73,378
  Other Misc. Revenue                 $  249,418   $  256,901   $  264,608   $  272,546
                                      -------------------------------------------------
    Subtotal Other Income             $  353,023   $  363,614   $  374,522   $  385,758

                                      -------------------------------------------------
EFFECTIVE GROSS INCOME                $2,810,063   $2,894,365   $2,981,196   $3,070,632

OPERATING EXPENSES:
  Taxes                               $  259,011   $  266,782   $  274,785   $  283,029
  Insurance                           $   55,639   $   57,309   $   59,028   $   60,799
  Utilities                           $  249,418   $  256,901   $  264,608   $  272,546
  Repair & Maintenance                $  168,837   $  173,902   $  179,119   $  184,493
  Cleaning                            $   42,209   $   43,476   $   44,780   $   46,123
  Landscaping                         $   40,291   $   41,499   $   42,744   $   44,027
  Security                            $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   53,721   $   55,333   $   56,992   $   58,702
  General Administrative              $  354,942   $  365,590   $  376,558   $  387,854
  Management                          $  140,503   $  144,718   $  149,060   $  153,532
  Miscellaneous                       $        0   $        0   $        0   $        0

                                      -------------------------------------------------
TOTAL OPERATING EXPENSES              $1,364,572   $1,405,509   $1,447,674   $1,491,105

  Reserves                            $   76,744   $   79,046   $   81,418   $   83,860

                                      -------------------------------------------------
NET OPERATING INCOME                  $1,368,747   $1,409,809   $1,452,104   $1,495,667

  Operating Expense Ratio (% of EGI)        48.6%        48.6%        48.6%        48.6%
  Operating Expense Per Unit          $    4,374   $    4,505   $    4,640   $    4,779

Estimated Stabilized
  NOI                 $1,112,916  Sales Expense Rate  2.00%
Months to Stabilized           1  Discount Rate      11.50%
Stabilized Occupancy        94.0% Terminal Cap Rate  10.00%

Gross Residual Sale Price $14,956,667 Deferred Maintenance $         0
  Less: Sales Expense     $   299,133 Add: Excess Land     $         0
                          ----------- Other Adjustments    $         0
Net Residual Sale Price   $14,657,534                      -----------
PV of Reversion           $ 4,935,285 Value Indicated By   $12,447,178
Add: NPV of NOI           $ 7,511,893   "DCF"
                                                 Rounded   $12,400,000
                          -----------
PV Total                  $12,447,178


                          "DCF" VALUE SENSITIVITY TABLE

                                      DISCOUNT RATE
------------------------------------------------------------------------------------------
       TOTAL VALUE            11.00%       11.25%       11.50%       11.75%       12.00%
------------------------------------------------------------------------------------------
TERMINAL CAP RATE   9.50%  $13,126,640  $12,914,486  $12,706,930  $12,503,857  $12,305,154
                    9.75%  $12,987,311  $12,778,256  $12,573,724  $12,373,601  $12,177,776
                   10.00%  $12,854,948  $12,648,838  $12,447,178  $12,249,858  $12,056,768
                   10.25%  $12,729,042  $12,525,733  $12,326,805  $12,132,151  $11,941,662
                   10.50%  $12,609,131  $12,408,489  $12,212,165  $12,020,049  $11,832,038

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
LAKE FOREST, OMAHA, NEBRASKA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $114,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.25% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
LAKE FOREST, OMAHA, NEBRASKA

                                   LAKE FOREST

                                                  TOTAL      PER SQ. FT.   PER UNIT   %OF EGI
---------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                    $ 2,171,520      $ 7.23     $ 6,960

  Less: Vacancy & Collection Loss      8.00%   $   173,722      $ 0.58     $   557

  Plus: Other Income
    Laundry Income                             $    29,640      $ 0.10     $    95      1.30%
    Garage Revenue                             $    54,600      $ 0.18     $   175      2.39%
    Other Misc. Revenue                        $   202,800      $ 0.68     $   650      8.88%
                                               ---------------------------------------------
      Subtotal Other Income                    $   287,040      $ 0.96     $   920     12.56%

EFFECTIVE GROSS INCOME                         $ 2,284,838      $ 7.61     $ 7,323

OPERATING EXPENSES:
  Taxes                                        $   210,600      $ 0.70     $   675      9.22%
  Insurance                                    $    45,240      $ 0.15     $   145      1.98%
  Utilities                                    $   202,800      $ 0.68     $   650      8.88%
  Repair & Maintenance                         $   137,280      $ 0.46     $   440      6.01%
  Cleaning                                     $    34,320      $ 0.11     $   110      1.50%
  Landscaping                                  $    32,760      $ 0.11     $   105      1.43%
  Security                                     $         0      $ 0.00     $     0      0.00%
  Marketing & Leasing                          $    43,680      $ 0.15     $   140      1.91%
  General Administrative                       $   288,600      $ 0.96     $   925     12.63%
  Management                           5.00%   $   114,242      $ 0.38     $   366      5.00%
  Miscellaneous                                $         0      $ 0.00     $     0      0.00%

TOTAL OPERATING EXPENSES                       $ 1,109,522      $ 3.69     $ 3,556     48.56%

  Reserves                                     $    62,400      $ 0.21     $   200      2.73%
                                               ---------------------------------------------
NET OPERATING INCOME                           $ 1,112,916      $ 3.71     $ 3,567     48.71%

  "GOING IN" CAPITALIZATION RATE                      9.25%

  VALUE INDICATION                             $12,031,530      $40.07     $38,563

  PV OF CONCESSIONS                           ($   114,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)           $11,917,530

                             ROUNDED           $11,900,000      $39.63     $38,141

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
LAKE FOREST, OMAHA, NEBRASKA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE       VALUE         ROUNDED       $/UNIT     $/SF
-----------------------------------------------------------
  8.50%     $12,979,135    $13,000,000    $41,667    $43.29
  8.75%     $12,605,045    $12,600,000    $40,385    $41.96
  9.00%     $12,251,739    $12,300,000    $39,423    $40.96
  9.25%     $11,917,530    $11,900,000    $38,141    $39.63
  9.50%     $11,600,910    $11,600,000    $37,179    $38.63
  9.75%     $11,300,528    $11,300,000    $36,218    $37.63
 10.00%     $11,015,165    $11,000,000    $35,256    $36.63

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $11,900,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis           $12,400,000
Direct Capitalization Method            $11,900,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $12,200,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
LAKE FOREST, OMAHA, NEBRASKA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                      Not Utilized
Sales Comparison Approach          $12,000,000
Income Approach                    $12,200,000
Reconciled Value                   $12,200,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 12, 2003 the market value of the fee simple estate in the property is:

                                   $12,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
LAKE FOREST, OMAHA, NEBRASKA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKE FOREST, OMAHA, NEBRASKA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKE FOREST, OMAHA, NEBRASKA

                               SUBJECT PHOTOGRAPHS

              [PICTURE]                                 [PICTURE]

EXTERIOR - SIGNAGE AND VIEW FROM WEST
             MAPLE AVENUE                     EXTERIOR - APARTMENT BUILDING

              [PICTURE]                                 [PICTURE]

  EXTERIOR - APARTMENTS AND GARAGES     EXTERIOR - CLOSEUP OF APARTMENT ENTRANCE

              [PICTURE]                                 [PICTURE]

          EXTERIOR - OFFICE                      EXTERIOR - SWIMMING POOL

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKE FOREST, OMAHA, NEBRASKA

                               SUBJECT PHOTOGRAPHS

                 [PICTURE]                                [PICTURE]

  INTERIOR - OFFICE AND MEETING ROOM SPACE     INTERIOR - 1 BEDROOM MODEL UNIT
                                                         LIVING ROOM

                 [PICTURE]                                [PICTURE]

  INTERIOR - 1 BEDROOM MODEL UNIT KITCHEN      INTERIOR - 1 BEDROOM MODEL UNIT
                                                           BATHROOM

                 [PICTURE]                                [PICTURE]

INTERIOR - 2 BEDROOM MODEL UNIT LIVING ROOM    INTERIOR - 2 BEDROOM MODEL UNIT
                                                           BEDROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKE FOREST, OMAHA, NEBRASKA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKE FOREST, OMAHA, NEBRASKA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

        COMPARABLE I-1              COMPARABLE I-2           COMPARABLE I-3
CHALET APARTMENTS & TOWNHOMES  ORCHARD PARK APARTMENTS  BRENT VILLAGE APARTMENTS
   3810 North 108th Street     7805-7809 Harney Street    1402-1510 Buck Drive
       Omaha, Nebraska             Omaha, Nebraska         Bellevue, Nebraska

         [PICTURE]                     [PICTURE]                  N/A

        COMPARABLE I-4              COMPARABLE I-5
 FONTENELLE HILLS APARTMENTS       1001 APARTMENTS
      200 Martin Drive         1001 North 90th Street
     Bellevue, Nebraska            Omaha, Nebraska

            N/A                        [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKE FOREST, OMAHA, NEBRASKA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                    COMPARABLE
           DESCRIPTION                                SUBJECT                                         R - 1
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Lake Forest                                   Maple Manor
  Management Company              AIMCO                                         The Goodman Group
LOCATION:
  Address                         11402 Evans Street                            3022 1/2 North 97th Street
  City, State                     Omaha, Nebraska                               Omaha, Nebraska
  County                          Douglas                                       Douglas
  Proximity to Subject                                                          1.8 miles east of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          300,300                                       N/A
  Year Built                      1973                                          1968
  Effective Age                   25                                            35
  Building Structure Type         Brick & vinyl siding walls; asphalt shingle   Brick veneer, wood frame, asphalt shingle roof
                                    roof

  Parking Type (Gr., Cov., etc.)  Garage and open                               Garage and open
  Number of Units                 312                                           259
  Unit Mix:                                Type         Unit   Qty.   Mo.                Type            Unit   Qty.  Mo.
                                  1 1 Bd/1 Bath (1A10)    850  156   $534       0 1Bd / 1Ba-Studio #1      520        $460
                                  2 2 Bd/1.5 Ba (2A20)  1,075  156   $644       0 1Bd / 1Ba-Studio #2      540        $485
                                                                                1 1 Bd / 1 Bath            830        $535
                                                                                2 2 Bd / 2 Bath          1,000        $595
                                                                                0 3 Bd / 1.5 Bath        1,250        $815
                                                                                0 3 Bd / 2 Bath          1,250        $850
  Average Unit Size (SF)          963
  Unit Breakdown:                   Efficiency     0%     2-Bedroom    50%      Efficiency        N/A    2-Bedroom        N/A
                                    1-Bedroom     50%     3-Bedroom     0%      1-Bedroom         N/A    3-Bedroom        N/A
CONDITION:                        Average
APPEAL:                           Average                                       Average
AMENITIES:
  Unit Amenities                      Attach. Garage         Vaulted Ceiling        Attach. Garage            Vaulted Ceiling
                                   X  Balcony             X  Ceiling Fans        X  Balcony                X  Ceiling Fans
                                   X  Fireplace                                     Fireplace
                                   X  Cable TV Ready                             X  Cable TV Ready
  Project Amenities                X  Swimming Pool       X  Detached Garages    X  Swimming Pool          X  Detached Garages
                                   X  Spa/Jacuzzi            Car Wash               Spa/Jacuzzi               Car Wash
                                      Basketball Court       BBQ Equipment          Basketball Court          BBQ Equipment
                                      Volleyball Court       Theater Room           Volleyball Court          Theater Room
                                      Sand Volley Ball    X  Meeting Hall           Sand Volley Ball       X  Meeting Hall
                                   X  Tennis Court           Secured Parking        Tennis Court              Secured Parking
                                      Racquet Ball        X  Laundry Room           Racquet Ball           X  Laundry Room
                                      Jogging Track       X  Business Office        Jogging Track          X  Business Office
                                   X  Gym Room               Putting Green       X  Gym Room                  Putting Green
                                   X  Tanning Bed            Washer-Dryer           Tanning Bed               Washer-Dryer
                                   X  Playground             W/D Hookup          X  Playground             X  W/D Hookup
OCCUPANCY:                        96%                                           90%
LEASING DATA:
  Available Leasing Terms         6 to 12 Months                                6 to 12 Months
  Concessions                     1/2 month free                                1 month free with 12 month lease
  Pet Deposit                     $300 non-refundable fee/pet + $20/m pet rent  $250 deposit ($150 refundable) + $15/m pet rnt.
  Utilities Paid by Tenant:        X  Electric               Natural Gas         X  Electric                Natural Gas
                                   X  Water                  Trash                  Water                   Trash
  Confirmation                    May 12, 2003; Ms. Michelle Jackson (Property    May 14, 2003; Ms. Lisa Hamernick (Community
  Telephone Number                (402) 493-4131                                  (402) 572-1414
NOTES:                                                                            All utility bills are paid by the landlord for
                                                                                  the two Studio unit types. Natural gas heat is
                                                                                  paid by the landlord for all unit types.
                                                                                  Application fee is $25 and the security deposit
                                                                                  is $250 for the studio, 1 and 2 bedroom units,
                                                                                  and $300 for the 3 bedroom units. Garages rent
                                                                                  for $35 per month.

  COMPARISON TO SUBJECT:                                                          Slightly Inferior

                                                      COMPARABLE                                     COMPARABLE
           DESCRIPTION                                  R - 2                                          R - 3
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Laurelwood Apartment Homes & Townhomes          Tudor Heights Apartments
  Management Company              N/A                                             Providence Management Company, LLC
LOCATION:
  Address                         5439 North 100th Plaza                          10505 Evans Plaza
  City, State                     Omaha, Nebraska                                 Omaha, Nebraska
  County                          Douglas                                         Douglas
  Proximity to Subject            3.0 miles northeast of the subject              1.3-miles northeast of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          N/A                                             N/A
  Year Built                      1969                                            1970s
  Effective Age                   34                                              30+
  Building Structure Type         Brick veneer, wood frame; asphalt shingle roof  Brick & stucco sidings; asphalt shingle roof
  Parking Type (Gr., Cov., etc.)  Garage & open                                   Garage, open and covered
  Number of Units                 480                                             418
  Unit Mix:                                Type          Unit  Qty.   Mo.                 Type             Unit   Qty.   Mo.
                                  1 1 Bd / 1 Ba - apt.    850        $490         1 1 Bd / 1Bath             750        $465
                                  2 2 Bd / 2 Ba - apt.  1,000        $575         0 2 Bd / 1 Ba - Type 1   1,000        $565
                                  2 2 Bd / 2 Ba - apt.  1,050        $599         2 2 Bd / 1.5Ba-Type 2    1,050        $610
                                  0 1 Bd / 1 Ba-townhm.   825        $550
                                  0 2 Bd / 2 Ba-townhm. 1,200        $805
  Average Unit Size (SF)
  Unit Breakdown:                   Efficiency  N/A      2-Bedroom   N/A            Efficiency   N/A        2-Bedroom   N/A
                                    1-Bedroom   N/A      3-Bedroom   N/A            1-Bedroom    N/A        3-Bedroom   N/A
CONDITION:                        Average                                         Average
APPEAL:                           Average                                         Average
AMENITIES:
  Unit Amenities                      Attach. Garage         Vaulted Ceiling          Attach. Garage            Vaulted Ceiling
                                   X  Balcony                Ceiling Fans          X  Balcony                   Ceiling Fans
                                   X  Fireplace                                       Fireplace
                                   X  Cable TV Ready                               X  Cable TV Ready
  Project Amenities                X  Swimming Pool       X  Detached Garages      X  Swimming Pool          X  Detached Garages
                                   X  Spa/Jacuzzi            Car Wash              X  Spa/Jacuzzi               Car Wash
                                      Basketball Court       BBQ Equipment            Basketball Court          BBQ Equipment
                                      Volleyball Court       Theater Room             Volleyball Court          Theater Room
                                   X  Sand Volley Ball    X  Meeting Hall          X  Sand Volley Ball       X  Meeting Hall
                                      Tennis Court           Secured Parking          Tennis Court              Secured Parking
                                      Racquet Ball        X  Laundry Room             Racquet Ball           X  Laundry Room
                                      Jogging Track       X  Business Office          Jogging Track          X  Business Office
                                   X  Gym Room               Putting Green            Gym Room               X  Putting Green
                                      Tanning Bed            Washer-Dryer             Tanning Bed               Washer-Dryer
                                   X  Playground             W/D Hookup               Playground                W/D Hookup
OCCUPANCY:                        94%                                             96%
LEASING DATA:
  Available Leasing Terms         6 to 12 Months                                  6 to 12 Months
  Concessions                     $200 off 1st months rent on certain apt.        $200 off 1st months rent
                                    units
  Pet Deposit                     None, no pets allowed                           $200 non-refundable deposit/cat + $10/cat rent
  Utilities Paid by Tenant:        X  Electric               Natural Gas           X  Electric                Natural Gas
                                      Water                  Trash                    Water                   Trash
  Confirmation                    May 14, 2003; Mr. Eric Henderson (Leasing       May 14, 2003; Matt (Leasing Consultant)
  Telephone Number                (402) 572-1000                                  (402) 493-3777
NOTES:                            Property has an indoor pool as part of the      Select units have been newly remodeled.
                                  fitness center. Application fee is $20 and      Residents qualify for a membership discount at a
                                  security deposits range from $200 to $500       nearby fitness center, no onsite fitness center.
                                  depending upon the unit type. Garages rent      Laundry facilities in each building. Security
                                  for $40 per month. The unit rents above         deposit is $250, no application fee and garages
                                  reflect units that have had updated             rent for $45 per month. Units have electric
                                  appliances. Rental rates are approx. $25 less   heat, thus tenants pay heating expense.
                                  for units where the appliances have not been
                                  updated.

  COMPARISON TO SUBJECT:          Slightly Inferior                               Similar

                                                     COMPARABLE                                       COMPARABLE
           DESCRIPTION                                 R - 4                                             R - 5
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Hidden Valley Apartments Townhomes               Picadilly Square Apartments
  Management Company              Goldmark Property Management Inc. AMO            The Philmoore Company
LOCATION:
  Address                         3816 North 109th Plaza                           114th & West Maple Avenue
  City, State                     Omaha, Nebraska                                  Omaha, Nebraska
  County                          Douglas                                          Douglas
  Proximity to Subject            1.2-miles northeast of the subject               1 block south of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          221,016                                          N/A
  Year Built                      1978                                             Early 1980s
  Effective Age                   25                                               15
  Building Structure Type         Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof

  Parking Type (Gr., Cov., etc.)  Garage, Open, Covered                            Open surface only
  Number of Units                 246                                              N/A
  Unit Mix:                                Type         Unit   Qty.  Mo.                     Type           Unit   Qty.   Mo.
                                  0 Apt-1Bd/1Ba - #1      670   36   $450          0 1 Bd / 1Ba - Type 1      650         N/A
                                  0 Apt-1Bd/1Ba - #2      680    8   $480          1 1 Bd / 1Ba - Type 2      750        $525
                                  1 Apt-1Bd/1Ba - #3      780   36   $500          2 2 Bd / 1.5 Ba          1,100        $650
                                  2 Apt-2Bd/1Ba           850   16   $580
                                  0 TH-1Bd/1ba - #1       760   24   $580
                                  0 TH-1Bd/1ba - #2       850   20   $610
                                  0 TH-1Bd/1ba - #3       870   52   $630
                                  0 TH-2Bd/1.5ba - #1   1,030   17   $710
                                  0 TH-2Bd/1.5ba - #2   1,050    8   $730
                                  0 TH-2Bd/1.5ba - #3   1,575   12   $775
                                  0 TH-2Bd/2.5ba - #1   1,085    5   $800
                                  0 TH-2Bd/2.5ba - #2   1,630   12   $750
  Average Unit Size (SF)          900
  Unit Breakdown:                   Efficiency   0%      2-Bedroom     28%           Efficiency   N/A        2-Bedroom    N/A
                                    1-Bedroom   72%      3-Bedroom      0%           1-Bedroom    N/A        3-Bedroom    N/A
CONDITION:                        Average                                          Average
APPEAL:                           Average                                          Average
AMENITIES:
  Unit Amenities                   X  Attach. Garage      X  Vaulted Ceiling           Attach. Garage            Vaulted Ceiling
                                   X  Balcony                Ceiling Fans           X  Balcony                   Ceiling Fans
                                   X  Fireplace                                        Fireplace
                                   X  Cable TV Ready                                X  Cable TV Ready
  Project Amenities                X  Swimming Pool       X  Detached Garages          Swimming Pool          X  Detached Garages
                                      Spa/Jacuzzi            Car Wash                  Spa/Jacuzzi               Car Wash
                                      Basketball Court       BBQ Equipment             Basketball Court          BBQ Equipment
                                      Volleyball Court       Theater Room              Volleyball Court          Theater Room
                                      Sand Volley Ball    X  Meeting Hall              Sand Volley Ball          Meeting Hall
                                      Tennis Court           Secured Parking           Tennis Court              Secured Parking
                                      Racquet Ball        X  Laundry Room              Racquet Ball              Laundry Room
                                      Jogging Track       X  Business Office           Jogging Track          X  Business Office
                                   X  Gym Room               Putting Green             Gym Room                  Putting Green
                                      Tanning Bed            Washer-Dryer              Tanning Bed            X  Washer-Dryer
                                      Playground             W/D Hookup                Playground                W/D Hookup
OCCUPANCY:                        96%                                              95%
LEASING DATA:
  Available Leasing Terms         6 to 12 Months                                   6 to 12 Months
  Concessions                     Security deposit is lowered to $99               $350 off 1st month on 12 month lease
  Pet Deposit                     $250/animal +$10/cat rent; $50/dog (TH only)     None, no pets allowed
  Utilities Paid by Tenant:        X  Electric               Natural Gas            X  Electric                  Natural Gas
                                      Water                  Trash                  X  Water                     Trash
  Confirmation                    May 14, 2003; Ms. Christine Carlson (Community   Subject's leasing summary as property
                                                                                    management
  Telephone Number                (402) 493-1491                                   (402) 496-1376
NOTES:                            Fireplaces are available in 21 of the 670 SF,    Units include washer / dryers. Security deposit
                                  1- bedroom units. The two largest 2 bedroom      is $250. The property was built in two phases,
                                  town-home units have basement space included     in 1968 and 1987, although the external
                                  as part of the living area. The basement areas   inspection shows both phases to be fairly
                                  also have  washer / dryer hookups.  On-site 24   similar in to each other in design and appeal.
                                  hour laundry facility. Certain townhome units    Also, the complex offers detached garages but
                                  include attached garage as part of rent. Apt.    no rental information is available on them.
                                  garages rent for $40 per month. Tenants pay
                                  heat.

  COMPARISON TO SUBJECT:          Similar                                          Slightly Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKE FOREST, OMAHA, NEBRASKA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

         COMPARABLE R-1                            COMPARABLE R-2
          MAPLE MANOR                  LAURELWOOD APARTMENT HOMES & TOWNHOMES
   3022 1/2 North 97th Street                 5439 North 100th Plaza
        Omaha, Nebraska                           Omaha, Nebraska

         [PICTURE]                                   [PICTURE]

        COMPARABLE R-3                            COMPARABLE R-4
   TUDOR HEIGHTS APARTMENTS              HIDDEN VALLEY APARTMENTS TOWNHOMES
       10505 Evans Plaza                      3816 North 109th Plaza
        Omaha, Nebraska                          Omaha, Nebraska

           [PICTURE]                                [PICTURE]

        COMPARABLE R-5
  PICADILLY SQUARE APARTMENTS
   114th & West Maple Avenue
      Omaha, Nebraska

          [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKE FOREST, OMAHA, NEBRASKA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKE FOREST, OMAHA, NEBRASKA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKE FOREST, OMAHA, NEBRASKA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKE FOREST, OMAHA, NEBRASKA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
LAKE FOREST, OMAHA, NEBRASKA

                                    EXHIBIT D
                              CERTIFICATE OF APPRAISER

                                    (1 PAGE)


AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American
         Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform
         Standards of Professional Appraisal Practice and the Code of
         Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal
         Institute relating to review by its duly authorized representatives.

         I personally did inspect the subject property that is the subject of this report.

         I am currently in compliance with the Appraisal Institutes continuing education requirements.

                                               /s/ Jeff W. Briggs
                                               -----------------------
                                                   Jeff W. Briggs, MAI
                                          Engagement Director, Real Estate Group
                                          Nebraska Certified General Real Estate
                                                  Appraiser #CG230072R

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKE FOREST, OMAHA, NEBRASKA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKE FOREST, OMAHA, NEBRASKA

                               JEFF W. BRIGGS, MAI
                     ENGAGEMENT DIRECTOR, REAL ESTATE GROUP

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
POSITION              Jeff W. Briggs is an engagement director for the Dallas
                      Real Estate Group of American Appraisal Associates, Inc.
                      ("AAA").

EXPERIENCE

  Valuation           Mr. Briggs' valuation experience includes all types of
                      industrial property, Class A office buildings, regional
                      malls, neighborhood and community shopping centers,
                      apartments, hotels, and both daily fee and private golf
                      facilities. He has appraised the vacant land of farms and
                      ranches, single-family residential subdivisions,
                      commercial subdivisions, commercial urban properties, and
                      conservation easements. Special-purpose property
                      valuations he has performed include a large pork
                      production facility, cemeteries, nursing homes, and
                      outpatient surgical clinics. Purchase price allocation
                      assignments included valuation of the land components of a professional sports stadium and a pork production
                      facility. Mr. Briggs has completed assignments in over 30
                      states throughout the country.

  Court Mr. Briggs has testified as an expert witness in federal bankruptcy court and assisted in condemnation assignments for the Texas Highway Department.

  Business            Mr. Briggs joined AAA in 2000. Prior to joining AAA, he
                      was a manager in the Dallas office of Arthur Andersen LLP
                      from 1996 to 1999. Previously, Mr. Briggs had served as a
                      senior appraiser for Wilson K. Mason Company and
                      Integrated Evaluation, both Dallas real estate appraisal
                      companies, and had been employed by Harvey Cornwell and
                      Associates, also a Dallas-based real estate valuation
                      firm.
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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKE FOREST, OMAHA, NEBRASKA

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
EDUCATION             University of North Texas
                      Bachelor of Business Administration - Real Estate

PROFESSIONAL          Appraisal Institute, MAI Designated Member
  AFFILIATIONS

STATE CERTIFICATIONS  State of Arizona, Certified General Real Estate Appraiser,
                      #31114
                      State of Arkansas, State Certified General Appraiser,
                      #CG1588N
                      State of Indiana, Certified General Appraiser, #CG40200493
                      Commonwealth of Kentucky, Certified General Real Property
                      Appraiser, #002611
                      State of Michigan, Certified General Appraiser,
                      #1201068301
                      State of Minnesota, Certified General Real Property Appraiser,
                      #AP-20280553
                      State of Mississippi, State Certified General Real Estate
                      Appraiser, #GA-625
                      State of Oregon, State Certified General Appraiser, #C000713
                      Commonwealth of Pennsylvania, Certified General Appraiser,
                      #GA001870
                      State of Texas, State Certified General Real Estate
                      Appraiser,
                      #TX-1321403-G
                      State of Washington, Certified General Real Estate
                      Appraiser,
                      #1101000

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AMERICAN APPRAISAL ASSOCIATES, INC.
LAKE FOREST, OMAHA, NEBRASKA

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
LAKE FOREST, OMAHA, NEBRASKA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.